EXHIBIT (13)(a)

CO-ADMINISTRATIVE, TAX, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of April 1, 2009 between DCA Total Return Fund a Delaware statutory trust (the “Fund”) and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”) as a closed-end, non-diversified management investment company.

WHEREAS, ALPS provides certain administrative tax and bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund desires to appoint ALPS to perform certain tax and bookkeeping and pricing services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	ALPS Appointment and Duties.

(a)	The Fund hereby appoints ALPS as co-administrator to provide administrative, tax and bookkeeping and pricing services as are set forth in Appendix A, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS and the Fund shall not bear any cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix B hereto.
(b)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will NOT bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund, including, but not limited to, initial organization and offering expenses; litigation expenses (other than those expenses for which ALPS is liable to the Fund under Section 4 of this Agreement); taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; dividends on securities sold short; transfer agency and custodial expenses; taxes; interest; Fund trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund trustees; printing and mailing shareholder reports, offering documents, and proxy materials; securities pricing data services; and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

(c)	During each year of the Term, unless the parties shall otherwise agree in writing and provided that neither party determines in writing and provides written notice of such determination at least one hundred (100) days’ prior written notice to the other party that the service mix and volumes have materially changed from those provided in the previous year of this Agreement, the total fee that would be charged for the same services during the next annual period would be the base fee (as reflected in Appendix B) in place during such annual period increased by 5% per annum.

3.	Right to Receive Advice.

(a)	Advice of the Fund. If ALPS is in doubt as to any action it should or should not take, ALPS shall request directions or advice from the Fund.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS shall request advice from counsel of its own choosing and at its own expense.

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund and the advice ALPS receives from counsel, ALPS shall inform the Fund and its counsel of the conflict and seek resolution.

(d)	Nothing in this subsection shall excuse ALPS when an action or omission on the part of ALPS constitutes willful misfeasance, bad faith, negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

4.	Liability of ALPS.

(a)	ALPS may rely upon the written advice of counsel for the Fund and the Fund’s independent accountants, and upon oral or written statements of the adviser, brokers and other service providers to the Fund, reasonably believed by ALPS in good faith to be an expert in the matters upon which they are consulted and, for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence, ALPS shall not be liable to anyone.

(b)	Nothing herein contained shall be construed to protect ALPS against any liability to the Fund or its shareholders to which ALPS would otherwise be subject by reason of material breach of this Agreement, violation of applicable law, willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties.

(c)	Except as may otherwise be provided by applicable law, neither ALPS nor its shareholders, officers, directors, employees or agents shall be subject to, and the Fund shall severally indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of factual information furnished to ALPS by the Fund.

(d)	ALPS shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. ALPS shall be liable for any damages, expenses or losses incurred by reason of ALPS’ failure to perform its duties under this Agreement to the extent such damages arise out of ALPS’ material breach of this Agreement, willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(e)	ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund (including its shareholders) in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith, or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.	Reports. Whenever, in the course of performing its duties under this Agreement, ALPS determines, on the basis of information supplied to ALPS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ALPS shall promptly notify, the Fund and its counsel.

6.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and funds.

7.

Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. Such accounts and records shall be prepared, maintained and preserved as required by the 1940 Act and other applicable securities laws, rules and regulations. Such accounts and records are the property of the Fund and shall be surrendered to the Fund promptly upon receipt of instructions from the Fund in the form in which such accounts and records have been maintained or preserved. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, its independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act for services provided under this Agreement.

8.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its shareholders (past, present and future), including the Fund’s portfolio holdings, and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. It may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its past, present and future shareholders, consumers and customers.

9.	Compliance with Rules and Regulations. ALPS shall comply, and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply, with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge. Except as specifically set forth herein, ALPS assumes no responsibility for such compliance by the Fund. ALPS maintains and shall continue to maintain a compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. ALPS shall provide the Fund’s Chief Compliance Officer (the “CCO”) with reasonable access to information regarding ALPS’ compliance program, which access shall include on-site visits with ALPS as may be reasonably requested from time to time. ALPS shall provide to the Fund at least quarterly, or upon request by the Fund, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to ALPS’ performance of the services set forth in this Agreement and its internal controls related thereto. In addition, ALPS shall provide to the Fund at least quarterly, or upon request by the Fund, a certification in connection with Rule 38a-1 under the Act.

10.	Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	It has and will keep in effect professional liability insurance naming ALPS as insured and providing coverage with respect to ALPS’ activities on behalf of the Fund in the amount of at least $1,000,000, and will provide to the Fund at least annually a certificate of insurance evidencing that such insurance is in full force and effect.

11.	Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

(a)	It is a Delaware statutory trust duly organized and existing and in good standing under the laws of Delaware and is registered with the SEC as a closed-end investment company.

(b)	It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees has duly authorized it to enter into and perform this Agreement.

(d)	It has provided ALPS with copies of its Prospectus(es) and Statement(s) of Additional Information and will provide ALPS with any amendments or supplements thereto.

12.	Liaison with Accountants. ALPS shall act as liaison with the Fund’s independent public accountants. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information in ALPS’ control is made available to such accountants for the expression of their opinion, as required by the Fund.

13.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions. ALPS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by ALPS’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement, and, provided further, that such equipment is state of the art and has been properly maintained.

14.	Duration and Termination of this Agreement.

(a)	Initial Term. Subject to subsections 14(c), 14(d) and 14(e) below, this Agreement shall continue throughout the period which ends one (1) year after the date first written above (the “Initial Term”). If the Fund terminates this Agreement unilaterally without cause for any reason other than a Fundamental Change prior to the end of the Initial Term, it will be in default hereunder, causing substantial damages to ALPS. Because of the difficulty of estimating the damages that will result, the Fund agrees to pay to ALPS, as liquidated damages for such default, an amount equal to twenty-five percent (25%) of the annual fee in effect at the time of termination (the “Default Payment”).

The parties agree that the Default Payment is a reasonable forecast of probable actual loss to ALPS and that this sum is agreed to as liquidated damages and not as a penalty.

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by any party to this Agreement, without penalty, upon not less than sixty (60) days’ written notice to the other party.

(c)	Termination of Administration Agreement. Either party may terminate this Agreement upon sixty (60) days’ prior written notice. If the Fund terminates this Agreement during the Initial Term in accordance with this subsection, the Fund shall pay to ALPS the Default Payment. Any other termination under this subsection shall be without penalty, without default and without the payment of any Default Payment or other liquidated damages.

(d)	Fundamental Change of Fund. The Fund may terminate this Agreement upon sixty (60) days’ prior written notice, without penalty, without default and without payment of any Default Payment or other liquidated damages in the event of a Fundamental Change of the Fund. For purposes of this Section 14, a “Fundamental Change” means any fundamental corporate change including without limitation (i) reorganization by merger or otherwise, (ii) liquidation, (iii) any circumstances under which the current investment adviser is no longer serving as investment adviser or administrator to the Fund, (iv) any circumstance under which a majority of the current members of the Board of Trustees are no longer serving as Trustees of the Fund, and (v) any circumstances under which a majority of the current officers are no longer serving as officers of the Fund.

(e)	Termination for Cause. The Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Default Payment or other liquidated damages. Termination for "cause" hereunder shall mean:

(i)	material breach of this Agreement, willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of or with respect to its obligations and duties hereunder;

(ii)	regulatory, administrative, or judicial proceedings against ALPS which result in a settlement with ALPS, or in a determination by a regulatory, administrative or judicial body that, in rendering its services hereunder, ALPS has violated, or in the case of a settlement, has allegedly violated, or has caused or aided or abetted the Fund to violate or allegedly violate, any applicable law, rule, regulation, order or code of ethics, or any investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge; or

(iii)	financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(f)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund, unless such termination is for “cause”, in which case, at ALPS’ expense) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

(g)	Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and materials will be borne by the Fund. Additionally if the Fund terminates this Agreement, unless such termination is for “cause”, ALPS reserves the right to charge a reasonable fee for its deconversion services.

15.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

16.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

17.	Names. The obligations of the “Fund” entered into in the name or on behalf thereof by any director, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

18.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

19.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: General Counsel

Fax: (303) 623-7850

To the Fund:

DCA Total Return Fund

518 Seventeenth Street, 17 th Floor

Denver, CO 80202

Attn:

Fax: 303.228.2210

20.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

21.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

22.	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DCA TOTAL RETURN FUND

By:	/s/ Derek Mullins
Name:	Derek Mullins
Title:	Secretary and Assistant Treasurer

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

SERVICES

Administration Services

•	Prepare annual and semi-annual financial statements.

•	Prepare Form N-SAR, N-CSR & N-Q and review proof of filings.

•	Coordinate reporting of NAVs, net assets and fund holdings to outside reporting agencies, including Morningstar, Lipper, etc.

•	Monitor the Fund’s expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

Bookkeeping and Pricing

•	Maintain a separate account for the Fund, as directed from time to time by written instructions from the Fund.

•	Compute net asset value for the Fund and, as appropriate, compute yields, expense ratios, and portfolio turnover rate.

•	Calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies and procedures.

•	Timely calculate and transmit the Fund’s daily net asset value and promptly communicate such value to the Fund, NASDAQ and the transfer agent.

•

Maintain and keep current all books and records of the Fund as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with ALPS’ duties hereunder. Without limiting the generality of the foregoing, ALPS will prepare and maintain the following records upon receipt of information in proper form from the Fund:

(i)	Cash receipts journal

(ii)	Cash disbursements journal

(iii)	Dividend records

(iv)	Security purchases, sales and loans - portfolio securities journals

(v)	Subscription and redemption journals

(vi)	Security ledgers

(vii)	Broker ledger

(viii)	General ledger

(ix)	Daily expense accruals

(x)	Daily income accruals

(xi)	Foreign currency journals

(xii)	Trial balances

(xiii)	Historical tax lots for each security

•	Reconcile cash and investment balances with the Custodian.

•	Provide the Fund with daily Portfolio values, net asset values and other statistical data for the Fund as requested from time to time.

•	Compute the net income and capital gains and losses of the Fund and calculate income dividend rates in accordance with Fund policies and resolutions of the Board of Trustees of the Fund

•	Assist in the preparation of certain reports (including annual and semi-annual reports and proxy statements), audits of accounts, as mutually agreed to by ALPS and the Fund.

•	Assist with monthly Fund invoice approval and bill payment processing.

Tax Services

•	Perform monthly, quarterly or annual distribution calculations, as appropriate.

•	Calculate required year-end distributions for excise tax purposes for review by the Fund’s auditors.

•	Calculate monthly book basis 19a-1 disclosure percentages including any necessary re-statements.

•	Prepare provision for income tax and tax disclosure information (ROCSOP) for the audited financial statements for review by the Fund’s auditors.

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Prepare and file appropriate extensions and federal and state income tax returns for review and signature by the Fund’s auditors. State income or franchise tax return preparation is limited to the initial state of “nexus” and does not include additional state filing requirements that may be triggered by underlying investments of the Fund.

•	Prepare and file federal excise tax returns for review and signature by the Fund’s auditors.

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Assist in the identification of securities that may give rise to book-to-tax adjustments, including but not limited to passive foreign investment companies, real estate investment trusts, master limited partnerships, contingent debt obligations, trust preferred securities, grantor trusts, and stapled securities. Ultimate determination will be the responsibility of Fund management.

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Provide the Fund on a quarterly basis by the 15th business day following month end an income projection in a format agreed by the Fund. On a quarterly basis, provide by the 15th business day following quarter end a tax adjusted income projection in a format agreed by the Fund.

•	Provide any and all tax basis information to the Fund deemed necessary in estimating future dividend payments on a quarterly basis.

•	Perform limited wash sale deferral and tax straddle deferral calculations.

APPENDIX B

FEES

Fees paid to ALPS shall be calculated and accrued daily and payable monthly by the Fund at a rate equal to the greater of a minimum annual fee of $125,000 for the Fund or 7 basis points annually on average daily net assets of the Fund. In addition, the Fund shall pay ALPS for out-of-pocket expenses, which include, but are not limited to, independent compliance reviews, third party security pricing fees, Bloomberg fees, Gainskeeper fees, SAS 70 reporting fees, travel expenses to board meetings and on-sight supervisory reviews and programming enhancements, and other expenses which may occur at the direction of the Fund. Also, if the Fund requires complicated book-to-tax adjustments or automated wash sale deferral and tax straddle deferral calculations due to significant volume of such activity, additional out-of-pocket expenses may be incurred.